REORGANIZATION AND STOCK PURCHASE AGREEMENT

                            by and between

                   AMERICAN CUSTOM COMPONENTS, INC.
                         a Nevada corporation

                   and certain of its shareholders

                                 and

                       LOYD INTERNATIONAL, INC.
                        a Wyoming corporation

                         and its shareholder
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             REORGANIZATION AND STOCK PURCHASE AGREEMENT


       REORGANIZATION AND STOCK PURCHASE AGREEMENT ("Agreement"), dated March 16, 1999, by and among American Custom Components, Inc., a Nevada corporation (hereinafter referred to as "ACCM"), Martin Tony Walk (hereinafter referred to as "Walk"), Loyd International, Inc., a Wyoming corporation (hereinafter referred to as "Loyd") and Edward Loyd, an individual (the "Loyd Shareholder"). Each of ACCM, Walk, Loyd, and the Loyd Shareholder shall be referred to herein as a "Party" and collectively as the "Parties."

                         W I T N E S S E T H

     WHEREAS, Walk and Loyd have executed those certain agreements dated February 13, 1999 and March 4, 1999, attached hereto as
Exhibits "A" and "B", respectively, and desire to further define the terms of those agreements herein and to replace those agreements with this Agreement;

     WHEREAS, the Loyd Shareholder owns 100% of the issued and outstanding common stock of Loyd (the "Loyd Shares") as set forth in Exhibit "C" attached hereto;

     WHEREAS, Walk is the owner of 5,372,000 shares of common stock of ACCM (the "Walk Shares");

     WHEREAS, Walk desires to exchange 4,972,000 of the Walk Shares for 500,000 shares of ACCM Series A Convertible Preferred Stock, the rights, preferences and privileges of which are set forth in Exhibit "D" attached hereto.

     WHEREAS, the Loyd Shareholder desires to sell and ACCM desires to purchase the Loyd Shares in accordance with the terms set forth herein;

       NOW THEREFORE, in consideration of the premises and respective mutual agreements, covenants, representations and warranties herein contained, it is agreed between the parties hereto as follows:

                              ARTICLE 1
                   SALE AND PURCHASE OF THE SHARES

     1.1   Transactions Involving Walk.

      1.1.1 Exchange of the Walk Shares. At the date of the signing of this Agreement as provided in Section 3.1 hereto (the "Closing"), subject to the terms and conditions herein set forth, and on the basis of the representations, warranties and agreements herein contained, Walk shall tender to ACCM 4,972,000 of the Walk Shares and shall receive in exchange 500,000 shares of Series A Convertible Preferred Stock. The balance of the Walk Shares, representing 400,000 shares of ACCM common stock, shall be retained by Walk.
Walk shall be responsible for any and all obligations owing to Paul
Montclair and/or Generation Capital Associates arising out of transactions entered into between Walk and those respective parties.

      1.1.2 Payment to Walk. As additional consideration for the transactions discussed herein, on the Closing date, ACCM shall pay to Walk or Walk's designee(s) the sum of Eleven Thousand
     Dollars ($11,000).

      1.1.3 Consulting Contract. As a material term of this Agreement, ACCM agrees to execute a two (2) year consulting agreement ("Consulting Agreement") with Walk in form and substance substantially similar to Exhibit "E" attached hereto.

      1.1.4 Assignment of Certain Assets and Liabilities. Effective on the Closing Date, ACCM shall execute an Assignment of Assets and Liabilities in substantially the form set forth as Exhibit "F" attached hereto, wherein ACCM assigns to Walk the technology and assets associated with Tagnology, Inc. and Walk assumes all ACCM liabilities associated with the same.

      1.1.5 Assumption of Tax Liabilities. Any tax liabilities incurred by Walk as a result of the transactions contemplated herein will be assumed and timely paid by ACCM, up to the sum of $200,000.

      1.1.6 General Mutual Release. Effective on the date of this Agreement, each of ACCM and Walk shall release and discharge the other, their affiliates, divisions, predecessors, successors and assigns, and each and all of their present and former agents, officers, directors, attorneys, and employees, from and against any and all claims, agreements, contracts, covenants, representations, obligations, losses, liabilities, demands and causes of action which each may now or hereafter have or claim to have against the other arising out of or pertaining to their relationship and contractual dealings prior to the date hereof. This release of claims and defenses shall not alter the prospective duties between the parties under this Agreement. It is understood and agreed by ACCM and Walk that all rights under Section 1542 of the Civil Code of California, which provides as follows:

               "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

       are hereby expressly waived. Each of ACCM and Walk acknowledges and agrees that they understand the consequences of a waiver of Section 1542 of the California Civil Code and assumes full responsibility for any and all injuries, damages, losses or liabilities that may hereinafter arise out of or be related to matters released hereunder. Each of ACCM and Walk understands and acknowledges that the significance and consequence of this waiver of Section 1542 of the Civil Code is that even if such party should eventually suffer additional damages arising out of the subject matter hereof, it will not be permitted to make any claim for those damages.
        Furthermore, each party acknowledges that they intend these consequences even as to claims for damages that may exist as of the date of this Agreement but which a party does not know exists, and which, if known, would materially affect each party's decision to execute this Agreement, regardless of whether each party's lack of knowledge is the result of ignorance, oversight, error, negligence, or any other cause.

     1.2 Sale of the Loyd Shares. At the Closing, subject to the terms and conditions herein set forth, and on the basis of the representations, warranties and agreements herein contained, the Loyd Shareholder shall sell to ACCM and ACCM shall purchase from the Loyd Shareholder, all of the Loyd Shares. As consideration for the receipt of the Loyd Shares, ACCM shall cause to be issued to the Loyd Shareholder an aggregate of 1,500,000 shares of ACCM common stock bearing an appropriate 144 restrictive legend.

      1.2.1 Issuance of Shares to the Loyd Shareholder. In addition to the transaction described in paragraph 1.2 above, as consideration for the advancement of $70,000 by the Loyd Shareholder to ACCM for working capital purposes, ACCM shall issue an additional 100,000 shares of restricted common stock to the Loyd Shareholder.

     1.3 Instruments of Conveyance and Transfer. At the Closing, Walk shall deliver to ACCM certificates representing 4,972,000 of the Walk Shares. At the Closing, ACCM shall deliver to Walk certificates representing 500,000 shares of ACCM Series A Convertible Preferred Stock. At the closing, ACCM shall deliver to the Loyd Shareholder certificates representing an aggregate of 1,500,000 shares of ACCM common stock.

     1.4 Termination of Earlier Agreements. Upon execution of this Agreement, those certain agreements between Walk and Loyd dated February 13, 1999 and March 4, 1999 are terminated in their entirety and replaced hereby.

                              ARTICLE 2
                    REPRESENTATIONS AND WARRANTIES

       2.1 Representations and Warranties of Loyd and the Loyd Shareholder. To induce Walk and ACCM to enter into this Agreement and to consummate the transactions contemplated hereby, Loyd and the Loyd Shareholder represent and warrant, as of the date hereof and as of the Closing, as follows:

        2.1.1 Loyd and the Loyd Shareholder have the full right, power and authority to enter into this Agreement and to carry out and consummate the transaction contemplated herein. This Agreement constitutes the legal, valid and binding obligation of Loyd and the Loyd Shareholder.

        2.1.2 Corporate Existence and Authority of Loyd. Loyd is a corporation duly organized, validly existing and in good standing under the laws of the State of Wyoming. It has all requisite corporate power, franchises, licenses, permits and authority to own its properties and assets and to carry on its business as it has been and is being conducted. It is in good standing in each state, nation or other jurisdiction wherein the character of the business transacted by it makes such qualification necessary.

        2.1.3 Capitalization of Loyd. The authorized equity securities of Loyd consists of 1,000 shares of common stock, of which 100 shares are issued and outstanding. No other shares of capital stock of Loyd are issued and outstanding. All of the issued and outstanding shares have been duly and validly issued in accordance and compliance with all applicable laws, rules and regulations and are fully paid and nonassessable. There are no options, warrants, rights, calls, commitments, plans, contracts or other agreements of any character granted or issued by Loyd which provide for the purchase, issuance or transfer of any shares of the capital stock of Loyd nor are there any outstanding securities granted or issued by Loyd that are convertible into any shares of the equity securities of Loyd, and none is authorized. Loyd is not obligated or committed to purchase, redeem or otherwise acquire any of its equity. All presently exercisable voting rights in Loyd are vested exclusively in its outstanding shares of common stock, each share of which is entitled to one vote on every matter to come before it's Shareholder, and other than as may be contemplated by this Agreement, there are no voting trusts or other voting arrangements with respect to any of Loyd's equity securities.

        2.1.4 Subsidiaries. "Subsidiary" or "Subsidiaries" means all corporations, trusts, partnerships, associations, joint ventures or other Persons, as defined below, of which a corporation or any other Subsidiary of such corporation owns not less than twenty percent (20%) of the voting securities or other equity or of which such corporation or any other Subsidiary of such corporation possesses, directly or indirectly, the power to direct or cause the direction of the management and policies, whether through ownership of voting shares, management contracts or otherwise. "Person" means any individual, corporation, trust, association, partnership, proprietorship, joint venture or other entity. There are no Subsidiaries of Loyd.

        2.1.5 Execution of Agreement. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not: (a) violate, conflict with, modify or cause any default under or acceleration of (or give any party any right to declare any default or acceleration upon notice or passage of time or both), in whole or in part, any charter, article of incorporation, bylaw, mortgage, lien, deed of trust, indenture, lease, agreement, instrument, order, injunction, decree, judgment, law or any other restriction of any kind to which either the Loyd Shareholder or Loyd are a party or by which either of them or any of their properties are bound;
       (b) result in the creation of any security interest, lien, encumbrance, adverse claim, proscription or restriction on any property or asset (whether real, personal, mixed, tangible or intangible), right, contract, agreement or business of the Loyd Shareholder or Loyd (exception of London Office Lease); (c) violate any law, rule or regulation of any federal or state regulatory agency; or (d) permit any federal or state regulatory agency to impose any restrictions or limitations of any nature on the Loyd Shareholder or Loyd or any of their respective actions.

        2.1.6  Taxes.

                      2.1.6.1  All taxes, assessments, fees,
               penalties, interest and other governmental charges with respect to Loyd which have become due and payable on the date hereof have been paid in full or adequately reserved against by Loyd, (including without limitation, income, property, sales, use, franchise, capital stock, excise, added value, employees' income withholding, social security and unemployment taxes), and all interest and penalties thereon with respect to the periods then ended and for all periods thereto;

                      2.1.6.2 There are no agreements, waivers or other arrangements providing for an extension of time with respect to the assessment of any tax or deficiency against Loyd, nor are there any actions, suits, proceedings, investigations or claims now pending against Loyd, nor are there any actions, suits, proceedings, investigations or claims now pending against Loyd in respect of any tax or assessment, or any matters under discussion with any federal, state, local or foreign authority relating to any taxes or assessments, or any claims for additional taxes or assessments asserted by any such authority, and there is no basis for the assertion of any additional taxes or assessments against Loyd, and

                      2.1.6.3 The consummation of the transactions contemplated by this Agreement will not result in the imposition of any additional taxes on or assessments against Loyd.

        2.1.7 Disputes and Litigation. There is no suit, action, litigation, proceeding, investigation, claim, complaint, or accusation pending, threatened against or affecting Loyd or any of its properties, assets or business or to which Loyd is a party, in any court or before any arbitrator of any kind or before or by any governmental agency (including, without limitation, any federal, state, local, foreign or other governmental department, commission, board, bureau, agency or instrumentality), and there is no basis for such suit, action, litigation, proceeding, investigation, claim, complaint, or accusation; (b) there is no pending or threatened change in any environmental, zoning or building laws, regulations or ordinances which affect or could affect Loyd or any of its properties, assets or businesses; and (c) there is no outstanding order, writ, injunction, decree, judgment or award by any court, arbitrator or governmental body against or affecting Loyd or any of its properties, assets or business. There is no litigation, proceeding, investigation, claim, complaint or accusation, formal or informal, or arbitration pending, or any of the aforesaid threatened, or any contingent liability which would give rise to any right of indemnification or similar right on the part of any director or officer of Loyd or any such person's heirs, executors or administrators as against Loyd.

        2.1.8 Compliance with laws. Loyd has at all times been, and presently is, in full compliance with, and has not received notice of any claimed violation of, any applicable federal, state, local, foreign and other laws, rules and regulations. Loyd has filed all returns, reports and other documents and furnished all information required or requested by any federal, state, local or foreign governmental agency and all such returns, reports, documents and information are true and complete in all respects. All permits, licenses, orders, franchises and approvals of all federal, state, local or foreign governmental or regulatory bodies required of Loyd for the conduct of its business have been obtained, no violations are or have been recorded in respect of any such permits, licenses, orders, franchises and approvals, and there is no litigation, proceeding, investigation, arbitration, claim, complaint or accusation, formal or informal, pending or threatened, which may revoke, limit, or question the validity, sufficiency or continuance of any such permit, license, order, franchise or approval. Such permits, licenses, orders, franchises and approvals are valid and sufficient for all activities presently carried on by Loyd.

        2.1.9 Guaranties. Loyd has not guaranteed any dividend, obligation or indebtedness of any Person; nor has any Person guaranteed any dividend, obligation or indebtedness of Loyd.

        2.1.10 Books and Records. Loyd keeps its books, records and accounts (including, without limitation, those kept for financial reporting purposes and for tax purposes) in accordance with good business practice and in sufficient detail to reflect the transactions and dispositions of its assets, liabilities and equities. The minute books of the Loyd contain records of its shareholders' and directors' meetings and of action taken by such shareholders and directors. The meeting of directors and shareholders referred to in such minute books were duly called and held, and the resolutions appearing in such minute books were duly adopted. The signatures appearing on all documents contained in such minute books are the true signatures of the persons purporting to have signed the same. A true and accurate balance sheet of Loyd as of the Closing Date, as well as an income statement and statement of cash flows from March 31, 1998 to the Closing Date are attached hereto as Exhibit "G". Further, a true and correct balance sheet as of March 31, 1998 and an income statement and statement of cash flows for the year ended March 31, 1998 are attached hereto as Exhibit "H".

       2.2 Representations and Warranties of ACCM. To induce Loyd and the Loyd Shareholder to enter into this Agreement and to consummate the transactions contemplated hereby, ACCM represents and warrants, as of the date hereof and as of the Closing, as follows:

        2.2.1 Corporate Existence and Authority of ACCM. ACCM is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. It has all requisite corporate power, franchises, licenses, permits and authority to own its properties and assets and to carry on its business as it has been and is being conducted. It is in good standing in each state, nation or other jurisdiction in each state, nation or other jurisdiction wherein the character of the business transacted by it makes such qualification necessary.

        2.2.2 Capitalization of ACCM. The authorized equity securities of ACCM consists of 24,000,000 shares of common stock, of which 13,778,341 shares are issued and outstanding as of February 16, 1999, and 1,000,000 shares of Preferred Stock, of which no shares are issued and outstanding prior to the date hereof. No other shares of capital stock of ACCM are issued and outstanding. All of the issued and outstanding shares have been duly and validly issued in accordance and compliance with all applicable laws, rules and regulations and are fully paid and nonassessable. All presently exercisable voting rights in ACCM are vested exclusively in its outstanding shares of common stock, each share of which is entitled to one vote on every matter to come before it's shareholders, and other than as may be contemplated by this Agreement, there are no voting trusts or other voting arrangements with respect to any of ACCM's equity securities.

        2.2.3 Subsidiaries. ACCM currently has three subsidiaries, namely American Custom Components, Inc., a California corporation, K5 Plastics, Inc., a California corporation, and Caribbean Electronics, Inc.

        2.2.4 Execution of Agreement. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not: (a) violate, conflict with, modify or cause any default under or acceleration of (or give any party any right to declare any default or acceleration upon notice or passage of time or both), in whole or in part, any charter, article of incorporation, bylaw, mortgage, lien, deed of trust, indenture, lease, agreement, instrument, order, injunction, decree, judgment, law or any other restriction of any kind to which ACCM is a party or by which it or any of its properties are bound; (b) result in the creation of any security interest, lien, encumbrance, adverse claim, proscription or restriction on any property or asset (whether real, personal, mixed, tangible or intangible), right, contract, agreement or business of ACCM; (c) violate any law, rule or regulation of any federal or state regulatory agency; or (d) permit any federal or state regulatory agency to impose any restrictions or limitations of any nature on ACCM or any of its actions.

                              ARTICLE 3
                  CLOSING AND DELIVERY OF DOCUMENTS

     3.1 Closing. The Closing shall be deemed to have occurred as of the date of signing of this Agreement. Subsequent to the signing, the following shall occur as a single integrated transaction:

     3.2   Delivery by Walk and ACCM:

      (a)  Walk shall deliver to ACCM that portion of the Walk
     Shares and all instruments of conveyance and transfer required by Section 1.1.

      (b) ACCM shall deliver to Walk 500,000 shares of ACCM Series A Convertible Preferred Stock and all instruments of conveyance and transfer required by Section 1.1.

      (c) ACCM shall deliver to the Loyd Shareholder an aggregate of 1,500,000 shares of ACCM common stock and all instruments of conveyance and transfer required by Section 1.2.

     3.3   Delivery by the Loyd Shareholder:

      (a) The Loyd Shareholder shall deliver to ACCM all of the Loyd Shares and all instruments of conveyance and transfer required by Section 1.2.

                              ARTICLE 4
            CONDITIONS, TERMINATION, AMENDMENT AND WAIVER

       4.1 Condition Precedent. This Agreement, and the transactions contemplated hereby, shall be subject to the approval of the Board of Directors of ACCM and Loyd, and, if necessary, the respective shareholders thereof.

       4.2 Termination. Notwithstanding anything to the contrary contained in this Agreement, this Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing by the mutual consent of all of the parties;

       4.3 Waiver and Amendment. Any term, provision, covenant, representation, warranty or condition of this Agreement may be waived, but only by a written instrument signed by the party entitled to the benefits thereof. The failure or delay of any party at any time or times to require performance of any provision hereof or to exercise its rights with respect to any provision hereof shall in no manner operate as a waiver of or affect such party's right at a later time to enforce the same. No waiver by any party of any condition, or of the breach of any term, provision, covenant, representation or warranty contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or waiver of any other condition or of the breach of any other term, provision, covenant, representation or warranty. No modification or amendment of this Agreement shall be valid and binding unless it be in writing and signed by all parties hereto.

                              ARTICLE 5
                              COVENANTS

       5.1 To induce Walk and ACCM to enter into this Agreement and to consummate the transactions contemplated hereby, and without limiting any covenant, agreement, representation or warranty made the Loyd Shareholder covenant and agree as follows:

        5.1.1  Notices and Approvals.  The Loyd Shareholder agree:
       (a) to give and to cause Loyd to give all notices to third parties which may be necessary or deemed desirable by ACCM in connection with this Agreement and the consummation of the transactions contemplated hereby; (b) to use its best efforts to obtain and to cause Loyd to obtain, all federal and state governmental regulatory agency approvals, consents, permit, authorizations, and orders necessary or deemed desirable by ACCM in connection with this Agreement and the consummation of the transaction contemplated hereby; and (c) to use its best efforts to obtain, and to cause Loyd to obtain, all consents and authorizations of any other third parties necessary or deemed desirable by ACCM in connection with this Agreement and the consummation of the transactions contemplated hereby.

        5.1.2 Information for ACCM's Statements and Applications. The Loyd Shareholder and Loyd and their employees, accountants and attorneys shall cooperate fully with ACCM in the preparation of any statements or applications made by ACCM to any federal or state governmental regulatory agency in connection with this Agreement and the transactions contemplated hereby and to furnish ACCM with all information concerning the Loyd Shareholder and Loyd necessary or deemed desirable by ACCM for inclusion in such statements and applications, including, without limitation, all requisite financial statements and schedules.

        5.1.3 Access to Information. ACCM, together with its appropriate attorneys, agents and representatives, shall be permitted to make the full and complete investigation of the Loyd Shareholder and Loyd and have full access to all of the books and records of the other during reasonable business hours. Notwithstanding the foregoing, such parties shall treat all such information as confidential and shall not disclose such information without the prior consent of the other.

       5.2 To induce the Loyd Shareholder to enter into this Agreement and to consummate the transactions contemplated hereby, and without limiting any covenant, agreement, representation or warranty made ACCM covenants and agrees as follows:

        5.2.1 Access to Information. The Loyd Shareholder, together with their appropriate attorneys, agents and representatives, shall be permitted to make the full and complete investigation of ACCM and have full access to all of the books and records of the other during reasonable business hours. Notwithstanding the foregoing, such parties shall treat all such information as confidential and shall not disclose such information without the prior consent of the other.

                              ARTICLE 6
                            MISCELLANEOUS

       6.1 Expenses. Except as otherwise specifically provided for herein, whether or not the transactions contemplated hereby are consummated, each of the parties hereto shall bear all taxes of any nature (including, without limitation, income, franchise, transfer and sales taxes) and all fees and expenses relating to or arising from its compliance with the various provisions of this Agreement and such party's covenants to be performed hereunder, and except as otherwise specifically provided for herein, each of the parties hereto agrees to pay all of its own expenses (including, without limitation, attorneys and accountants' fees and printing expenses) incurred in connection with this Agreement, the transactions contemplated hereby, the negotiations leading to the same and the preparations made for carrying the same into effect, and all such taxes, fees and expenses of the parties hereto shall be paid prior to Closing.

       6.2 Notices. Any notice, request, instruction or other document required by the terms of this Agreement, or deemed by any of the parties hereto to be desirable, to be given to any other party hereto shall be in writing and shall be given by prepaid telegram or delivered or mailed by registered or certified mail, postage prepaid, with return receipt requested, to the following addresses:

       TO ACCM:

        American Custom Components, Inc.
        3310 W. MacArthur Blvd.
        Santa Ana, CA 92704
        Attn: John Groom, President

              with a copy to:

        M. Richard Cutler, Esq.
              The Law Offices of M. Richard Cutler
        610 Newport Center Drive, Suite 800
              Newport Beach, CA 92660

       TO LOYD OR THE LOYD SHAREHOLDER:

        Edward Loyd
        423 E. Promontory Point Dr.
        Newport Beach, CA 92660

        with a copy to:

        Robin Waterer
        1 Templar St.
        London EE5 9JB, England

       The persons and addresses set forth above may be changed from time to time by a notice sent as aforesaid. If notice is given by delivery in accordance with the provisions of this Section, said notice shall be conclusively deemed given at the time of such delivery. If notice is given by mail in accordance with the provisions of this Section, such notice shall be conclusively deemed given forty-eight (48) hours after deposit thereof in the United States mail. If notice is given by telegraph in accordance with the provisions of this Section, such notice shall be conclusively deemed given at the time that the telegraphic agency shall confirm delivery thereof to the addressee.

       6.3 Entire Agreement. This Agreement, together with the Schedule and exhibits hereto, sets forth the entire agreement and understanding of the parties hereto with respect to the transactions contemplated hereby, and supersedes all prior agreements, arrangements and understandings related to the subject matter hereof. No understanding, promise, inducement, statement of intention, representation, warranty, covenant or condition, written or oral, express or implied, whether by statute or otherwise, has been made by any party hereto which is not embodied in this Agreement, or exhibits hereto or the written statements, certificates, or other documents delivered pursuant hereto or in connection with the transactions contemplated hereby, and no party hereto shall be bound by or liable for any alleged understanding, promise, inducement, statement, representation, warranty, covenant or condition not so set forth.

       6.4 Survival of Representations. All statements of fact (including financial statements) contained in the Schedule, the exhibits, the certificates or any other instrument delivered by or on behalf of the parties hereto, or in connection with the transactions contemplated hereby, shall be deemed representations and warranties by the respective party hereunder. All representation, warranties agreements and covenants hereunder shall survive the Closing and remain effective regardless of any investigation or audit at any time made by or on behalf of the parties or of any information a party may have in respect thereto. Consummation of the transactions contemplated hereby shall not be deemed or construed to be a waiver of any right or remedy possessed by any party hereto, notwithstanding that such party knew or should have known at the time of Closing that such right or remedy existed.

       6.5 Incorporated by Reference. All documents (including, without limitation, all financial statements) delivered as part hereof or incident hereto are incorporated as a part of this Agreement by reference.

       6.6 Remedies Cumulative. No remedy herein conferred upon and Party is intended to be exclusive of any other remedy and each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise.

       6.7 Execution of Additional Documents. Each party hereto shall make, execute, acknowledge and deliver such other instruments and documents, and take all such other actions as may be reasonably required in order to effectuate the purposes of this Agreement and to consummate the transactions contemplated hereby.

       6.8 Finders' and Related Fees. Each of the parties hereto is responsible for, and shall indemnify the other against, any claim by any third party to a fee, commission, bonus or other remuneration arising by reason of any services alleged to have been rendered to or at the instance of said party to this Agreement with respect to this Agreement or to any of the transactions contemplated hereby.

       6.9 Governing Law. This Agreement has been negotiated and executed in the State of California and shall be construed and enforced in accordance with the laws of such state.

       6.10 Forum. Each of the parties hereto agrees that any action or suit which may be brought by any party hereto against any other party hereto in connection with this Agreement or the transactions contemplated hereby may be brought only in a federal or state court in Orange County, California.

       6.11 Binding Effect and Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, legal representatives and assigns.

       6.12 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. In making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart.

       IN WITNESS WHEREOF, the parties hereto have executed this Agreement, as of the date first written hereinabove.


                 AMERICAN CUSTOM COMPONENTS, INC.
                 a Nevada corporation ("ACCM")

                     /s/    John Groom

                 By: John Groom
                 Its: President


                 LOYD INTERNATIONAL, INC.
                 a Wyoming corporation ("LOYD")

                    /s/ Edward Loyd

                 By:_______________________________
                 Its: _______________________________


                 MARTIN TONY WALK ("WALK")


                     /s/ Martin Tony Walk

                 Martin Tony Walk



                 "THE LOYD SHAREHOLDER"


                     /s/    Edward Loyd
                 Edward Loyd

                             Exhibit "A"

                   Agreement Between Walk and Loyd
                       dated February 13, 1999

Letter of conditions for the sale of ACC to Loyd International.
Feb. 13, 1999

        Martin T. Walk agreement.

A) Sale of tools and all rights for Tagnology shelf tag system currently held by ACC to Martin T. Walk. The tools and rights have an approximate value of $80,000 for the tools with forecasted revenue by Tagnology based on 50 store installation of $500,000 per year for the current connectors and cable sets. Total cost to Mr. Walk would be $1.00.

B)      ACC to assign current Tagnology debt of approximately
        $9,000.00, now in default to Martin T. Walk.

C) Loyd International to sign a private purchase contract for Mr. Walk's shares (approximately 5,192,000 shares) for
        $400,000. The $400,000 will be paid in terms, structured with the least income tax exposure to Mr. Walk.

D) Loyd International will provide a $100,000 note paid over a 3-year period on a quarterly basis at 10% interest. This note represents Mr. Walk's deferred salary for 1998.

E)      Mr. Walk to retain 300,000 shares of stock.

F) Loyd International will assume all tax liability for shares sold by Mr. Walk where the funds were invested back into the company.

G) Mr. Walk to sign an agreement that he will not recruit ACC staff.

H) All other funds provided to ACC by Mr. Walk shall be considered paid in capital.

I)      Agreement per the above to be signed by Feb 15, 1999.

Estimated stock position summary after sale.

Estimated fully diluted       10,473,340 shares (3 million redeemed from Oxford)
Addition 144 stock to Loyd     2,600,000 shares

        Total dilution        12,973,340 shares

Sale of Walk Stocks to Loyd    5,192,000 shares
144 Stock issued to Loyd       2,600,000 shares (@$0.15 per shares $390,000)

        Total Loyd Shares      7,792,000 shares

Loyd percent of ownership      60%


    /s/    Martin T. Walk                     /s/   Edward Loyd
    Martin T. Walk                            Edward Loyd, President
                                              on behalf of Loyd International

                             Exhibit "B"

                   Agreement Between Walk and Loyd
                         dated March 4, 1999

                              AGREEMENT

This AGREEMENT is an amendment to the February 13, 1999 agreement between Ed Loyd as President of Loyd International and Martin T.
Walk as major stockholder of American Custom Components, Inc.

This amendment affects the paragraphs of said agreement as follows:

       1. Paragraph C is further defined as follows: WALK shall receive *$400,000 worth of preferred stock in American Custom Components, Inc. Said Preferred stock shall pay a dividend of 10% per annum payable quarterly. Said stock shall be convertible into American Custom Components, Inc. common stock at any time after 24 months at WALK's option and at 80% of the then market price of the common stock.

       2. Paragraph D is amended as follows: The company agrees to retain **WALK as a Consultant at $75,000.00 per year with a 5% commission on sales which he develops. Company to pay all expenses including car with the prior approval of John Groom. This agreement to commence April 1, 1999 for a period of two years.

       3. Paragraph E is amended to read that Walk is to be compensated for the 100,000 shaers of sotck sold to Montclair. Walk to retain 300,000 shares of American Custom Components, Inc. common stock.

       4.  Additionally, Loyd to pay Irving Walk $6,000.00 and Tony
Walk $5,000.

* Min redeemable after 24 months
** Company to provide a separate consulting contract to Walk.

       Dated: March 4, 1999


    /s/    Martin T. Walk             /s/    Edward Loyd
    Martin T. Walk                    Edward Loyd, President
                                      Loyd International

                             Exhibit "C"

                           Loyd Shareholder

       Edward Loyd is the holder of 100% of the issued and outstanding shares of common stock of Loyd International, Inc., consisting of 100 shares.

                             Exhibit "D"

                      Certificate of Designation
                                  of
                 Series A Convertible Preferred Stock


                 AMERICAN CUSTOM COMPONENTS, INC.
                    CERTIFICATE OF DESIGNATION
               SERIES A CONVERTIBLE PREFERRED STOCK

          John Groom and Edward Loyd hereby certify that they are the President and Secretary, respectively, of American Custom Components, Inc., a Nevada corporation (hereinafter referred to as the "Corporation" or the "Company"); that, pursuant to the Corporation's Articles of Incorporation, as amended, and the General Corporation Law of the State of Nevada, the Board of Directors of the Corporation adopted the following resolutions on March 4, 1999; and that none of the Series A Convertible Preferred Stock has been issued.

          1.      Creation and Designation of Series A
   Convertible Preferred Stock. There is hereby created a series of preferred stock consisting of 500,000 shares and designated as the Series A Preferred Stock (the "Preferred Stock"), having the voting powers, preferences, relative, participating, optional and other special rights and the qualifications, limitations and restrictions thereof that are set forth below.

          2. Dividend Provisions. Each share of Preferred Stock shall be entitled to receive a cumulative dividend equal to $0.08 per annum, payable on March 31, June 30, September 30, and December 31 of each year. Each share of Preferred Stock shall rank on a parity with each other share of Preferred Stock with respect to dividends.

          3.      Liquidation Provisions. The Series A
   Convertible Preferred Stock shall not have any rights to assets or proceeds from sale of assets of the Company in the event of liquidation.

          4. Conversion Provisions. At any time or from time to time after March 8, 2001, the holders of the Series A
   Convertible Preferred Stock shall have the right, but not the obligation, to convert the Series A Convertible Preferred
   Stock into shares of common stock of ACCM on the following terms:

           A. For purposes of conversion only, each shares of Series A Convertible Preferred Stock shall have a value of $0.80.

           B. Upon conversion, the aggregate dollar value of all the Series A Convertible Preferred Stock being converted shall be converted into common stock based upon 80% of the common stock's average bid price for the 30 days immediately preceding the date of conversion.

           C.     The holders of the Series A Convertible
   Preferred Stock shall exercise their conversion rights by completing the attached Notice of Conversion and delivering it to the Company.

          5. Call Provisions. The shares of Series A Convertible Preferred Stock shall, at the sole discretion of the Board of Directors of the Corporation, be callable, in whole or in part, from time to time or at any time, at a price of $0.80 per share. Notwithstanding the foregoing, however, the Corporation may not call the shares of Series A Convertible Preferred Stock unless all dividends have been paid in full to the holders of the Preferred Stock as of the time of call.

          6. Notices. Any notices required by the provisions of this Certificate of Designation to be given to the holders of shares of Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at its address appearing on the books of the Corporation.

          7. Voting Provisions. The Preferred Stock shall have no voting rights.

          IN WITNESS WHEREOF, the Company has caused this Certificate of Designation of Series A Convertible Preferred
   Stock to be duly executed by its President and attested to by its Secretary and has caused its corporate seal to be affixed hereto this 16th day of March, 1999.


By:  /s/    John Groom               By: /s/    Edward Loyd
     John Groom, President               Edward Loyd, Secretary

                            CONVERSION NOTICE

   (To be executed upon Conversion of Series A Convertible
                            Preferred Stock)

   To:    American Custom Components, Inc. (the "Company")

          The undersigned hereby irrevocably elects to exercise
   the right, represented by that certain Certificate of
   Designation of Series A Convertible Preferred Stock (the
   "Preferred Stock") as adopted by the Company's Board of
   Directors on March 4, 1999, and by Preferred Stock Certificate
   No. _______, attached hereto, to convert ______________ shares of Preferred Stock into __________ shares of Common Stock
   ("Common Stock") of the Company according to the Conversion
   Ratio set forth in the Certificate of Designation.  The
   undersigned requests that certificates for the Common Stock be registered in the name of
   ______________________________________________________________whose address is
   ________________________________________________________ and
   that such certificates be delivered to
   _______________________________________________whose address is_____________________________________________.  If said
   number of shares of Preferred Stock  is less than all of the shares of Preferred Stock currently held by the undersigned, the undersigned requests that a new Preferred Stock
   Certificate representing the number of shares held by the undersigned after giving effect to the conversion herein be registered in the name of _____________________________whose address is _________________________________and that such
   Preferred Stock Certificate be delivered to
   _____________________________whose address is
   ___________________________________.




   Dated:                        Signature:___________________________

                                      (Signature must conform in all respects
                                      to name of holder as specified on the
                                      Preferred Stock Certificate)

                               Exhibit "E"

                          Consulting Agreement

                 AMERICAN CUSTOM COMPONENTS, INC.
                          CONSULTING AGREEMENT

          This Consulting Agreement (this "Agreement"), made and entered into as of this 1st day of April, 1999 by and between American Custom Components, Inc., a Nevada corporation ("ACC" or the "Company") and Martin Tony Walk ("Walk" or the "Consultant").

                                RECITALS

          WHEREAS, Consultant has significant experience and potential sales contacts within the industry in which ACC currently operates;

          WHEREAS, ACC wishes to engage the consulting services of Consultant; and

          WHEREAS, Consultant wishes to provide ACC with consulting services.

          NOW, THEREFORE, in consideration of the mutual promises herein contained, the parties hereto hereby agree as follows:

   1.     CONSULTING SERVICES

          ACC hereby authorizes, appoints and engages the Consultant to perform the following services in accordance with the terms and conditions set forth in this Agreement:

          The Consultant will consult with ACC concerning the preparation of the Company's brochures, contracts, and other sales materials to be used by the Company and its sales force and independent representatives. In addition, Consultant will provide the Company and its agents with potential sales contacts and will communicate and negotiate with potential sales contacts in order to consummate sales on behalf of the Company. The parties hereto acknowledge that the value of Consultants services shall be measured by a combination of the following: development of existing and new markets, developmemt of a monthly, quarterly and annual sales plan, increased sales or revenues, education, preparation, and positioning within the marketplace. Consultant shall maintain a minimum margin of thirty percent for all sales developed. Margin shall be defined as the amount that remains after all direct costs, consultant fees, consultant expenses and sales commissions is deducted. Consultant shall provide all information required to develop a quotation as defined in the companies "request for quotation" (RFQ) documents. Consultant shall not perform any services by, for, or on behalf of the Company without the consent of the Company and shall take direction with respect to Consultants activities hereunder from the Company.

   2.     TERM OF AGREEMENT

          This Agreement shall be in full force and effect as of the date hereof and for a period of two (2) years herefrom. ACC shall have the right to terminate this Agreement in the event of a breach of its terms by the Consultant or the death or assignment for the benefit of creditors of the Consultant. Consultant shall have the right to terminate this Agreement if ACC fails to comply with the terms of this Agreement, including without limitation its responsibilities for compensation as set forth in this Agreement.

   3.     COMPENSATION TO CONSULTANT

          a. Consultant shall receive cash consideration in the amount of Thirty Six Dollars and Six Cents ($36.06) per hour, not to exceed Seventy Five Thousand Dollars ($75,000) in any 12 month period (the "Compensation"), payable within fifteen (15) days of delivery by Consultant to the Company of an invoice documenting performance of services on behalf of the Company.

          b. In addition to the Compensation set forth above, Consultant shall receive a commission equal to five percent (5%) of the gross revenues received by the Company as a result of Consultants efforts. Said commission shall be paid on the first of the month following the receipt of revenues by the Company. In addition, the Company shall reimburse Consultant for all reasonable expenses incurred by Consultant while performing direct services for the Company under this Agreement and pre-approved by the Company's President, including automobile expenses up to a maximum of $500 per month.

   4.     REPRESENTATIONS AND WARRANTIES OF CONSULTANT

              Consultant represents and warrants to and agrees with ACC that:

              a. This Agreement has been duly authorized, executed and delivered by Consultant. This Agreement constitutes the valid, legal and binding obligation of Consultant, enforceable in accordance with its terms, except as rights to indemnity hereunder may be limited by applicable federal or state securities laws, and except as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditor's rights generally; and

              b. The consummation of the transactions contemplated hereby will not result in any breach of the terms or conditions of, or constitute a default under, any agreement or other instrument to which Consultant is a party, or violate any order, applicable to Consultant, of any court or federal or state regulatory body or administrative agency having jurisdiction over Consultant or over any of its property, and will not conflict with or violate the terms of Consultants's current employment.

              c. The parties hereto acknowledge and agree that ACC shall have the right to refuse any course of action proposed by Consultant and to refuse any customer or sale identified by Consultant or any other source. Further, Consultant will abide by all the policies and procedures of the Company in effect from time to time. Consultant shall provide and maintain necessary documentation to support the companies ISO 9001 and ISO 9002 certification requirements.

              d. Consultant agrees that he shall not perform any services, either as an employee, independent contractor, or otherwise, for any other company without the express written permission of the Company. Further, all properties, patents, trademarks, formulas, inventions, etc. which are developed by or involving Consultant while performing services for the Company, and for a period of one (1) year after the temination of this Agreement, shall be the property of the Company.

   5.     REPRESENTATIONS AND WARRANTIES OF ACC

              ACC hereby represents, warrants, covenants to and agrees with Consultant that:

              a. This Agreement has been duly authorized, and executed by ACC. This Agreement constitutes the valid, legal and binding obligation of ACC, enforceable in accordance with its terms, except as rights to indemnity hereunder may be limited by applicable federal or state securities laws, except in each case as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditor's rights generally.

              b. There is not now pending or, to the knowledge of ACC, threatened, any action, suit or proceeding to which ACC is a party before or by any court or governmental agency or body which might result in a material adverse change in the financial condition of ACC. The performance of this Agreement and the consummation of the transactions contemplated hereby will not result in a breach of the terms or conditions of, or constitute a default under, any statute, indenture, mortgage or other material Agreement or instrument to which ACC is a party, or violate any order, applicable to ACC, or governmental agency having jurisdiction over ACC or over any of its property.

          c. The parties hereto agree that ACC shall be responsible for any and all costs and expenses reasonably incurred by Consultant in performing his duties hereunder, including but not limited to legal fees, printing costs, fees paid to third-party professionals, etc. No expense to be reimbursed by ACC shall be incurred by Consultant without the prior written approval of ACC.

   6.     INDEPENDENT CONTRACTOR

          Both ACC and the Consultant agree that the Consultant will act as an independent contractor in the performance of his duties under this Agreement. Nothing contained in this Agreement shall be construed to imply that Consultant, or any employee, agent or other authorized representative of Consultant, is a partner, joint venturer, agent, officer or employee of ACC. Neither party hereto shall have any authority to bind the other in any respect vis a vis any third party, it being intended that each shall remain an independent contractor and responsible only for its own actions.

   7.     ARBITRATION

    If a dispute or claim shall arise between the parties with respect to any of the terms or provisions of this Agreement, or with respect to the performance by any of the parties under this Agreement, then the parties agree that the dispute shall be arbitrated in Orange County, California, before a single arbitrator, in accordance with the rules of either the American Arbitration Association ("AAA") or Judicial Arbitration and Mediation Services, Inc./Endispute ("JAMS/Endispute"). The selection between AAA and JAMS/Endispute rules shall be made by the claimant first demanding arbitration. The arbitrator shall have no power to alter or modify any express provisions of this Agreement or to render any award which by its terms affects any such alteration or modification. The parties to the arbitration may agree in writing to use different rules and/or arbitrator(s). In all other respects, the arbitration shall be conducted in accordance with Part III, Title 9 of the California Code of Civil Procedure. The parties agree that the judgment award rendered by the arbitrator shall be considered binding and may be entered in any court having jurisdiction as stated in Paragraph 10 of this Agreement. The provisions of this Paragraph shall survive the termination of this Agreement.

   8.     NOTICES

    Any notice, request, demand, or other communication given pursuant to the terms of this Agreement shall be deemed given upon delivery, if hand delivered or sent via facsimile, or Forty-Eight (48) hours after deposit in the United States mail, postage prepaid, and sent certified or registered mail, return receipt requested, correctly addressed to the addresses of the parties indicated below or at such other address as such party shall in writing have advised the other party.

   If to ACC:

           American Custom Components, Inc.
          3310 W. MacArthur Boulevard
           Santa Ana, CA 92704
           Attention: John Groom, President
           Facsimile No: 714-662-2081

   with a copy to:

           Law Offices of M. Richard Cutler
           610 Newport Center Drive, Suite 800
           Newport Beach, CA 92660
           Attn: M. Richard Cutler, Esq.
           Facsimile No: 949-719-1988

   If to Consultant:

          Martin Tony Walk
           177 Promontory West
           Newport Beach, CA 92660
           Facsimile No.: 949-675-0833

   9.     ASSIGNMENT

          This contract shall inure to the benefit of the parties hereto, their heirs, administrators and successors in interest. This Agreement shall not be assignable by either party hereto without the prior written consent of the other.

   10.    CHOICE OF LAW AND VENUE

    This Agreement and the rights of the parties hereunder shall be governed by and construed in accordance with the laws of the State of California including all matters of construction, validity, performance, and enforcement and without giving effect to the principles of conflict of laws. Any action brought by any party hereto shall be brought within the State of California, County of Orange.

   11.    NONDISCLOSURE

          Each party hereto agrees to keep the terms of this Agreement and the transactions contemplated hereby as confidential and shall not disclose such information to any third party, other than professional advisors utilized to negotiate and consummate the transactions contemplated hereby.
    The parties hereto agree that in the event there is a breach of the foregoing confidentiality provision, the damage to the parties hereto would be difficult to estimate and as a result, in the event of such a breach, the non-breaching party, in addition to any and all other remedies allowed by law, would be entitled to injunctive relief enjoining the actions of the breaching party.

   12.    ENTIRE AGREEMENT

    Except as provided herein, this Agreement, including exhibits, contains the entire agreement of the parties, and supersedes all existing negotiations, representations, or agreements and all other oral, written, or other communications between them concerning the subject matter of this Agreement. There are no representations, agreements, arrangements, or understandings, oral or written, between and among the parties hereto relating to the subject matter of this Agreement that are not fully expressed herein.

   13.    SEVERABILITY

    If any provision of this Agreement is unenforceable, invalid, or violates applicable law, such provision, or unenforceable portion of such provision, shall be deemed stricken and shall not affect the enforceability of any other provisions of this Agreement.

   14.    CAPTIONS

    The captions in this Agreement are inserted only as a matter of convenience and for reference and shall not be deemed to define, limit, enlarge, or describe the scope of this Agreement or the relationship of the parties, and shall not affect this Agreement or the construction of any provisions herein.

   15.    COUNTERPARTS

    This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same instrument.

   16.    MODIFICATION

    No change, modification, addition, or amendment to this Agreement shall be valid unless in writing and signed by all parties hereto.

   17.    ATTORNEYS FEES

    Except as otherwise provided herein, if a dispute should arise between the parties including, but not limited to arbitration, the prevailing party shall be reimbursed by the non-prevailing party for all reasonable expenses incurred in resolving such dispute, including reasonable attorneys' fees.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the Effective Date.


   "ACC"                                "CONSULTANT"

   American Custom Components, Inc.      Martin Tony Walk
   a Nevada corporation


       /s/   John Groom                   /s/   Martin Tony Walk
   By:    John Groom
   Its:   President

                               Exhibit "F"

           Assignment of Assets and Assumption of Liabilities

                          ASSIGNMENT OF ASSETS
                                   AND
                        ASSUMPTION OF LIABILITIES

          This Assignment of Assets and Assumption of Liabilities
   ("Assignment and Assumption") is executed this 1st day of March, 1999, between Martin Tony Walk ("Walk") and American
   Custom Components, Inc. ("ACCM").

          WHEREAS, ACCM is the holder of certain assets and technology related to Tagnology, Inc. (the "Tagnology Assets") as set forth on Exhibit "F1" attached hereto;

          WHEREAS, ACCM is indebted to Tagnology is the approximate sum of $9,000 (the "Tagnology Debts");

          WHEREAS, ACCM desires to assign the Tagnology Assets to Walk and Walk desires to assume the Tagnology Debts;

          NOW, THEREFORE, for good and mutual consideration, the receipt of which is hereby acknowledged:

          1. ACCM hereby assign all of the Tagnology Assets to Walk.

          2. Walk hereby expressly assumes all of the Tagnology Debts.

          EXECUTED as of the date first written above.


   /s/    Martin Tony Walk           AMERICAN CUSTOM COMPONENTS, INC.
   Martin Tony Walk

                                       /s/    John Groom

                                     By:     John Groom
                                     Its:    President

                               Exhibit "G"

              Loyd Financial Statements as of Closing Date

                               Exhibit "H"

             Loyd Financial Statements as of March 31, 1998

                                Exhibit I



   Inventory for
   Tagnology
   Assembly and Molding
   Tools
   Date: 3/8/99

                            Part#            Description                       Location
                                                                       Santa Ana    St. Lucia

   Tagnology Mold                           4 cavity tool
                                            including mold base                         1
   Print Part #s          A0506600          Cover Connector-Rail End
                          A0516600          Cover Connector-Swing Arm
                          A0516606          Housing Connector-
                                            Swing Arm


   Tagnology
   Tools for
   Assembly Use

                         PHK 1/2"       Steinel Type                        1
                                        Bases                               6
                                        Insert for Bases                    7


   Note: Stamp tools shall be assigned to Mr. Walk if owned by ACC. If not owned by ACC, no such requirement shall exist.


    /s/    John Groom                    /s/    Tony Walk
   3/8/99                                3-8-99
   John Groom                            Tony Walk